Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Patrick Industries, Inc. of our report dated March 14, 2014 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Patrick Industries, Inc. for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Elkhart, Indiana

August 22, 2014